UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 3)*


                          Centrue Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    15643B106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of This Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


------------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                 -----------------------
CUSIP NO. 15643B106                   13G                   Page 2 of 6 Pages
------------------------                                 -----------------------

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1    NAME OF REPORTING PERSON:       UnionBancorp, Inc. Employee Stock
                                     Ownership Plan
     I.R.S. Identification No. of Above Person (Entities Only)

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
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          NUMBER OF               5    SOLE VOTING POWER
           SHARES                             None
        BENEFICIALLY              ----------------------------------------------
          OWNED BY                6    SHARED VOTING POWER
            EACH                              304,732 shares
         REPORTING                ----------------------------------------------
           PERSON                 7    SOLE DISPOSITIVE POWER
            WITH                              None
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                              None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     304,732 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     EP
--------------------------------------------------------------------------------

                                Page 2 of 6 pages

         This Amendment No. 3 to Schedule 13G hereby amends and restates Amendment No. 2 to Schedule 13G filed February 8, 2006.

Item 1(a).      Name of Issuer:

                  Centrue Financial Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices:

                  122 W. Madison Street
                  Ottawa, Illinois 61350

Item 2(a).      Name of Person Filing:

                  UnionBancorp, Inc. Employee Stock Ownership Plan

Item 2(b).      Address of Principal Business Office, or if none, Residence:

                  UnionBancorp, Inc. Employee Stock Ownership Plan Trustee - Centrue Bank
                  122 W. Madison Street
                  Ottawa, IL  61350

Item 2(c).      Citizenship:

                  Illinois

Item 2(d).      Title of Class of Securities:

                  Common Stock, $1.00 par value

Item 2(e).      CUSIP Number:

                  15643B106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b), check whether the person filing is a:

                (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
                (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
                (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
                (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

                               Page 3 of 6 pages

                (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
                (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
                (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
                (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
                (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.         Ownership

         (a)    Amount Beneficially Owned:
                304,732 shares

         (b)    Percent of Class:
                4.7%

         (c)    Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote:
                      None

                (ii)  Shared power to vote or to direct the vote:
                      304,732 shares

                (iii) Sole power to dispose or to direct the disposition of:
                      None

                (iv)  Shared power to dispose or to direct the disposition of:
                      None

Item 5.         Ownership of Five Percent or Less of a Class of a Class:

                If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:

                N/A


                               Page 4 of 6 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                  N/A

Item 8.         Identification and Classification of Members of the Group:

                  N/A

Item 9.         Notice of Dissolution of Group:

                  N/A

Item 10.        Certification:

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]



                               Page 5 of 6 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      Date: February 2, 2007


                                      UNIONBANCORP, INC. EMPLOYEE STOCK
                                      OWNERSHIP PLAN

                                      By:  CENTRUE BANK, its trustee

                                           /s/ KURT R. STEVENSON
                                           -------------------------------------
                                           Kurt R. Stevenson
                                           Senior Executive Vice President & CFO



                               Page 6 of 6 pages